Exhibit 10.1

CONFIDENTIAL

November 13, 2012

Kevin L. Reager
7800 Belfort Parkway, Suite 165
Jacksonville, FL 32256

Dear Kevin:

This letter confirms the agreement between Global Axcess Corp., a Nevada corporation, Nationwide Money Services, Inc., a Nevada corporation, Nationwide Ntertainment Services, Inc., a Nevada corporation and EFT Integration, Inc., a Florida corporation (collectively, the “Borrowers”) and you, to engage you as the Chief Restructuring Officer of each of the Borrowers.

You hereby accept your appointment as Chief Restructuring Officer. In such capacity, you shall:

i)	exercise full day-to-day management authority and control of the Borrowers;

ii)	subject to any necessary approval of the Board of Directors and shareholders of the Borrowers, exercise full authority to pursue and execute documents, and consummate transactions regarding the sale of all or substantially all of the assets of the Borrowers in accordance with the terms of the Forbearance Agreement and Amendment entered into by and among Borrowers, Insta Video, Inc. (in its capacity as a guarantor), Fifth Third Bank (“Lender”), and Fifth Third Equipment Finance Company (“Lessor,” and together with Lender, the “Fifth Third Parties”), entered into as of the date hereof (the "Forbearance Agreement"); and

iii)	advise the Borrowers' Boards of Directors of all material information relating to the restructuring efforts, including the Chief Restructuring Officer's proposed strategy, timetable, Golding & Company, Inc.’s (or such other investment advisor as may be retained by Borrowers and approved by Lender) recommendations, expressions of interest received from potential acquirers and investors and such other information as the Boards of Directors may reasonably request from time to time;

You agree to maintain all non-public information provided to you by Borrowers or on Borrowers’ behalf, or accessed by you in connection with your services, in a secure manner and to use such information solely for the purpose of providing the services which are the subject of this agreement and to treat all such information confidentially; provided that nothing herein shall prevent you from disclosing any such information (i) to the Fifth Third Parties or their respective advisors, agents, attorneys, successors or assigns, (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, (iii) upon the request or demand of any regulatory authority having jurisdiction over Borrowers, (iv) to the extent that such information was or becomes publicly available other than by reason of disclosure by you in violation of this agreement or was or becomes available to you from a source which is not known by you to be subject to a confidentiality obligation to Borrowers, or (vi) to the extent such information was independently developed by you without reference to such non-public information.

7800 Belfort Parkway Suite 165 / Jacksonville, FL 32256

www.globalaxcess.biz / Phone: 904.280.3950 / Fax: 904.280.2180

You may terminate the engagement under this agreement at any time upon fifteen days’ prior written notice to the Borrowers. Borrowers may terminate the engagement under this agreement (a) for cause, immediately upon written notice to you or (b) at any time after the expiration or termination of the "Forbearance Period" (as defined in the Forbearance Agreement) upon ten days' written notice to you. The confidentiality provisions of this agreement shall survive any termination of this Agreement.

You agree that the services you provide hereunder shall be performed in addition to your role as the Borrowers' Chief Executive Officer and without any additional consideration therefor. This agreement shall be governed by and construed in accordance with the laws of the State of Florida. This agreement embodies the entire agreement and understanding between Borrowers and you with respect to your services as Chief Restructuring Officer and supersedes all prior agreements and understandings relating to the subject matter of this agreement. This agreement may be executed in any number of counterparts. Such counterparts may be delivered by one party to the other by facsimile or other electronic transmission, and such counterparts shall be valid for all purposes. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provisions of this agreement, which shall remain in full force and effect.

If this letter correctly sets forth the understanding between us, please so indicate by signing on the designated space below and returning a signed copy to us.

Very truly yours,

GLOBAL AXCESS CORP	NATIONWIDE MONEY SERVICES, INC.

By /s/ Michael J. Loiacono	By /s/ Michael J. Loaicono
Name: Michael J. Loiacono	Name: Michael J. Loiacono
Title: CFO & CAO	Title: CFO

NATIONWIDE NTERTAINMENT	EFT INTEGRATION, INC.
SERVICES, INC.

By /s/ Michael J. Loiacono	By /s/ Michael J. Loiacono
Name: Michael J. Loiacono	Name: Michael J. Loiacono
Title: CFO	Title: CFO

ACCEPTED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE:

/s/ Kevin L. Reager
KEVIN L. REAGER

7800 Belfort Parkway Suite 165 / Jacksonville, FL 32256

www.globalaxcess.biz / Phone: 904.280.3950 / Fax: 904.280.2180